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                                                                     Exhibit 8.1



                                August 27, 2001


Wholesale Auto Receivables Corporation
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

          Re:  Federal Income Tax Consequences
               -------------------------------

     We are issuing this opinion letter in our capacity as special counsel to Wholesale Auto Receivables Corporation (the "Seller") and General Motors Acceptance Corporation ("GMAC") in connection with the issuance of $1,000,000,000 aggregate principal amount of Floating Rate Asset Backed Term Notes, Series 2001-C (the "Notes") by the Superior Wholesale Inventory Financing Trust VII (the "Trust"), pursuant to an Indenture, dated as of March 15, 2001 (including the Officer's Issuance Certificate, to be dated as of the Issuance Date, (the "Officer's Issuance Certificate") to be delivered pursuant thereto, the "Indenture")), between the Trust and The Bank of New York as Indenture Trustee. The Trust intends to issue the Notes on or about August 29, 2001 (the "Issuance Date"). The Trust may issue additional notes (including additional term notes and revolving notes) after the Issuance Date. In arriving at the opinions expressed below, among other things, we have examined and relied, to the extent we deem proper, on the following documents:

          (i) a copy of the registration statement filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), on Form S-3 (File No. 333-57494) on March 23, 2001 and amended by Amendment No. 1 on April 4, 2001, with respect to asset-backed notes, including the Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

          (ii) a copy of the prospectus supplement (the "Prospectus Supplement") and the related prospectus (the "Base Prospectus" and, together with the Prospectus Supplement, the "Prospectus"), covering the Notes, substantially in the form to be filed with the Commission pursuant to Rules 424(b)(5) and 424(c) under the Act;

          (iii) a Trust Agreement, dated as of March 15, 2001, between the Seller and Chase Manhattan Bank USA, National Association, as Owner Trustee ("Trust Agreement");
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Wholesale Auto Receivables Corporation
August 27, 2001
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          (iv)  a Trust Sale and Servicing Agreement, dated as of March 15,
     2001, among the Seller, GMAC, as Servicer, and the Trust (the "Trust Sale and Servicing Agreement");

          (v) the Indenture (including a form of the Officer's Issuance Certificate);

          (vi) a Pooling and Servicing Agreement, dated as of March 15, 2001, between GMAC and the Seller (the "Pooling and Servicing Agreement"); and

          (vii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) to (vi) are referred to herein as the "Transaction Documents").

     In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. In our examination, we have assumed that the Officer's Issuance Certificate will be executed in the form submitted to us, and we have assumed the enforceability of all Transaction Documents. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents will be consummated strictly in accordance with their terms.

     In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, regulations, and such other authorities (including Treasury regulations) as we have deemed appropriate, all as in effect on the date hereof and all which are subject to change or different interpretation. However, we will not seek a tax ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. We express no opinion herein as to any laws other than federal law of the United States of America. In rendering such opinions, we have assumed that the Trust will be operated in accordance with the terms of the Trust Agreement, the Trust Sale and Servicing Agreement, the Pooling and Servicing Agreement and the Indenture.

     Based on and subject to the foregoing, we are of the opinion that under the existing tax laws of the United States of America, although no transaction closely comparable to those contemplated herein has been the subject of any Treasury regulation, revenue ruling, or judicial decision, for United States federal income tax purposes:
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Wholesale Auto Receivables Corporation
August 27, 2001
Page 3

          (i) the statements in the Base Prospectus under the caption "Federal Income Tax Consequences" and in the Prospectus Supplement under the caption "Federal Income Tax Consequences", to the extent that they constitute matters of law or legal conclusions, have been prepared or reviewed by us and are correct in all material respects;

          (ii)  the Notes will be characterized as indebtedness; and

          (iii) the Trust will not be taxable as an association or publicly traded partnership taxable as a corporation, but will be classified as a partnership.

     Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local, or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinions rendered above are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of the Notes as indebtedness or the Trust as a partnership for federal income tax purposes.

     We hereby consent to the filing of this opinion with Form 8-K and to the reference to our firm in the Base Prospectus under the captions "Federal Income Tax Consequences" and "Legal Opinions" and in the Prospectus Supplement in the Summary under the caption "Tax Status" and under the caption "Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Kirkland & Ellis

                              KIRKLAND & ELLIS